Exhibit 99.1
MARKETAXESS REPORTS FIRST QUARTER 2010 RECORD REVENUE OF $34.9
MILLION, RECORD PRE-TAX INCOME OF $11.1 MILLION AND DILUTED EPS OF $0.17
First Quarter Financial Highlights*
•	Record revenues of $34.9 million, up 41.6%
•	Total expenses of $23.8 million, up 19.6%
•	Pre-tax margin of 31.8%, up from 19.2%
•	Net income of $6.7 million, up 136.0%

*	All comparisons versus first quarter 2009.
NEW YORK, April 28, 2010 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the first quarter ended March 31, 2010.
“Our strategy to expand our institutional trading network throughout the credit crisis is paying off with record revenues and earnings as the markets continue to recover,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “We are pleased with the growth that we are seeing in all of our major product areas and the momentum is building for greater electronic trading in fixed income markets.”
First Quarter Results
Total revenues for the first quarter of 2010 increased 41.6% to $34.9 million, compared to $24.6 million for the first quarter of 2009. Pre-tax income was a record $11.1 million, compared to $4.7 million for the first quarter of 2009, an increase of 134.3%. Pre-tax margin was 31.8%, compared to 19.2% for the first quarter of 2009. Net income totaled $6.7 million, or $0.17 per share on a diluted basis, compared to $2.8 million, or $0.08 per share on a diluted basis, for the first quarter of 2009.
Commission revenue for the first quarter of 2010 totaled $29.3 million on total trading volume of $99.2 billion, compared to $20.4 million in commission revenue on total trading volume of $60.1 billion for the first quarter of 2009. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 7.9%, compared to an estimated 5.7% for the first quarter of 2009.
Technology products and services revenue, which includes revenue for technology licenses, support and professional services, totaled $3.2 million for the first quarter of 2010, compared to $2.0 million for the first quarter of 2009. Other revenue, which consists of information and user access fees, investment income and other revenue, increased 11.6% to $2.4 million, compared to $2.2 million for the first quarter of 2009.

Total expenses for the first quarter of 2010 increased 19.6% to $23.8 million, compared to $19.9 million for the first quarter of 2009. The increase was primarily due to higher employee compensation and benefits expense of $2.5 million and $0.6 million in one-time expenses related to the relocation to our new corporate headquarters and the Haiti Charity Trading Day.
The effective tax rate for the first quarter of 2010 was 39.5%, compared to 40.0% for the first quarter of 2009.
Employee headcount as of March 31, 2010 was 219, compared to 198 as of March 31, 2009.
Dividend
The Company’s board of directors declared a quarterly cash dividend of $0.07 per share of common stock outstanding or issuable upon conversion of outstanding shares of non-voting common stock and Series B preferred stock, to be paid on May 26, 2010 to stockholders of record as of the close of business on May 12, 2010.
Balance Sheet Data
As of March 31, 2010, total assets were $272.6 million and included $167.7 million in cash, cash equivalents and securities, and a deferred tax asset of $20.6 million. Total stockholders’ equity, including the Series B preferred stock, as of March 31, 2010 was $252.5 million.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 866-510-0704 (U.S.) or 617-597-5362 (international). The passcode for all callers is 55004703. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://www.marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 46293689. The Webcast will also be archived on http://www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Approximately 758 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 72 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.
MarketAxess maintains its headquarters in New York and has offices in London, Chicago and Salt Lake City. For more information, please visit www.marketaxess.com.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Media and Investor Relations Contacts:
Tony DeLise	William McBride
MarketAxess Holdings Inc.	Gavin Anderson & Co.
+1-212-813-6017	+1-212-515-1970

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2010	2009
	($ in thousands, except per share data)
	(unaudited)
Revenues
Commissions
U.S. high-grade	$19,776	$13,515
Eurobond	5,492	4,142
Other	4,039	2,789

Total commissions	29,307	20,446
Technology products and services	3,164	2,023
Information and user access fees	1,634	1,655
Investment income	291	332
Other	488	176

Total revenues	34,884	24,632

Expenses
Employee compensation and benefits	13,933	11,442
Depreciation and amortization	1,616	1,791
Technology and communications	2,417	2,242
Professional and consulting fees	2,138	1,879
Occupancy	938	676
Marketing and advertising	628	645
General and administrative	2,129	1,226

Total expenses	23,799	19,901

Income before taxes	11,085	4,731
Provision for income taxes	4,384	1,892

Net income	$6,701	$2,839

Per Share Data:
Earnings per share:
Basic	$0.18	$0.08
Diluted	$0.17	$0.08

Weighted-average common shares:
Basic	33,626	33,183
Diluted	39,305	37,517

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	March 31, 2010	December 31, 2009
	($ in thousands)
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$104,552	$103,341
Securities available-for-sale	63,142	70,997
Deferred tax assets, net	20,628	23,980
All other assets	84,309	78,968

Total assets	$272,631	$277,286

Liabilities and Stockholders’ Equity
Total liabilities	$20,103	$30,469
Series B Preferred Stock	30,315	30,315
Total stockholders’ equity	222,213	216,502

Total liabilities and stockholders’ equity	$272,631	$277,286

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended
	March 31,
	2010	2009
	($ in millions)
	(unaudited)
U.S. high-grade — multi dealer [1]
fixed-rate	$58,666	$35,969
floating-rate	2,845	870
Eurobond	16,019	9,092
Other[1]	21,672	14,140

Total	$99,202	$60,071

	Average Daily Volume
	Three Months Ended
	March 31,
	2010	2009
	($ in millions)
	(unaudited)
U.S. high-grade[1]	$1,008	$604
Eurobond	254	144
Other[1]	355	232

Total	$1,617	$980

Number of U.S. Trading Days [2]	61	61
Number of U.K. Trading Days [3]	63	63

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.

2	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

3	The number of U.K. trading days is based on the U.K. Bank holiday schedule.